Exhibit 5.1

300 North LaSalle Street

Chicago, Illinois 60654

312 862-2000	Facsimile: 312 862-2200
www.kirkland.com

September 26, 2012

Argo Group International Holdings, Ltd.

110 Pitts Bay Road

Pembroke HM08, Bermuda

Ladies and Gentlemen:

We have acted as special counsel to Argo Group International Holdings, Ltd., a Bermuda company (the “Guarantor”), and Argo Group US, Inc., a Delaware corporation (the “Company”), a wholly owned indirect subsidiary of the Guarantor, in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company and the Guarantor on September 18, 2012 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to debt securities of the Company, the related guarantee of the Guarantor (the “Guarantee”) and certain other securities (collectively, the “Securities”). $143,750,000 in aggregate principal amount of the Company’s 6.500% Senior Notes due 2042 (the “Notes”), unconditionally guaranteed by the Guarantor, were offered and sold under the Registration Statement, including a prospectus, dated September 18, 2012, as supplemented by a preliminary prospectus supplement dated September 18, 2012 and a final prospectus supplement filed with the Commission on September 20, 2012 (together, the “Prospectus”), pursuant to the terms of an Underwriting Agreement dated September 18, 2012 (the “Underwriting Agreement”) among the Company, the Guarantor and the several underwriters named therein. The Notes were issued pursuant to the Indenture, dated as of September 25, 2012 (the “Indenture”), by and among the Company, the Guarantor and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture among such parties, dated September 25, 2012 (the “Supplemental Indenture”).

In connection with the issuance of the Notes and the Guarantee, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including: (i) the organizational documents of the Company and the Guarantor, (ii) minutes and records of the corporate proceedings of the Company and the Guarantor, (iii) the Registration Statement and the exhibits thereto, including the Prospectus, (iv) the Indenture (including the Guarantee), (v) the Supplemental Indenture, (vi) the Underwriting Agreement and (vii) copies of the Notes.

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Argo Group International Holdings, Ltd.

September 26, 2012

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the Guarantor and the due authorization, execution and delivery of all documents by the parties thereto other than the Company and the Guarantor. We have not independently established or verified any facts relevant to the opinion expressed herein, but have relied upon statements and representations of the officers and other representatives of the Company and the Guarantor.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that the Notes have been validly issued and constitute binding obligations of the Company enforceable against the Company in accordance with their terms and that the Guarantee has been validly issued and constitutes a binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms.

Our opinion expressed above is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies, and (iv) any laws except the laws of the State of New York and the Delaware General Corporation Law.

To the extent that the obligations of the Company or the Guarantor under the Indenture may be dependent on such matters, we assume for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legally valid and binding obligations of the Trustee, enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, generally and with respect to acting as trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture. We also have assumed that (i) the Guarantor is validly existing under the law of Bermuda, (ii) the Guarantor has duly authorized, executed and delivered the Indenture (including the Guarantee set forth therein) and Underwriting Agreement in accordance

Argo Group International Holdings, Ltd.

September 26, 2012

with its Certificate of Incorporation, Memorandum of Association and Amended and Restated Bye-Laws and the law of Bermuda, (iii) the execution, delivery and performance by Guarantor of the Indenture and Underwriting Agreement and the issuance of the Guarantee by the Guarantor do not and will not violate the law of Bermuda or the applicable laws of any other non-U.S. jurisdiction and (iv) execution, delivery and performance by the Guarantor of the Indenture and Underwriting Agreement and the issuance of the Guarantee by the Guarantor do not and will not constitute a breach or violation of, or require any consent to be obtained under, any agreement or instrument that is binding upon the Guarantor or its Certificate of Incorporation, Memorandum of Association and Amended and Restated Bye-Laws.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Guarantor’s Current Report on Form 8-K dated September 26, 2012. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the sale of the Notes.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion in response to changes in law or future events or other circumstances.

Sincerely,

/s/ KIRKLAND & ELLIS LLP

KIRKLAND & ELLIS LLP